Exhibit 10.17

SOLAZYME, INC.

EXECUTIVE SEVERANCE AND

CHANGE OF CONTROL PLAN

Section 1. Introduction.

(a)      This Executive Severance and Change of Control Plan (the “Plan”) is effective as of March 9, 2011 (the “Effective Date”). The compensation and benefits payable under the Plan are payable in connection with certain termination events that occur after the Effective Date. The purpose of the Plan is to provide for the payment of severance benefits to Eligible Officers of Solazyme, Inc. (the “Company”) who incur a Separation from Service (as defined in Section 7(b)(iii)) from the Company as a result of an Involuntary Termination and to provide certain additional benefits if the Involuntary Termination occurs in connection with a Change of Control (as defined in the Company’s 2011 Equity Incentive Plan). An “Eligible Officer” means an officer of the Company or any of its subsidiaries who has been designated in writing by the Committee as eligible to participate in the Plan and listed on Schedule A attached hereto (as amended from time to time).

Section 2. Amendment Or Termination. The Board of Directors or an authorized committee thereof may amend or terminate the Plan at any time and from time to time, provided, however, that no such amendment or termination may impair the rights of an Eligible Officer hereunder without his or her consent.

Section 3. Eligibility For Severance Benefits Under The Plan.

(a)      In order to be eligible to receive any benefits under Section 4 or Section 5 of this Plan, the Eligible Officer must, within 21 days following the Termination Date (as defined in Section 7(b)(iii)), execute a general waiver and release, in the form attached as Exhibit A (the “Release”), and such Release must become effective and irrevocable in accordance with its terms.

(b)      An Eligible Officer will not receive benefits under the Plan if an Eligible Officer’s employment with the Company terminates for any reason other than an Involuntary Termination.

(c)      All benefits that an Eligible Officer may be or become entitled to under this Plan will terminate immediately if the Eligible Officer, at any time, violates any proprietary information or confidentiality obligation to the Company.

Section 4. Severance Benefits.

(a)      In the event that an Eligible Officer incurs a Separation from Service by reason of an Involuntary Termination at any time, the Eligible Officer shall be entitled to, in lieu of any other severance compensation and benefits whatsoever, the following payments and benefits (subject to the terms and conditions of this Plan), in addition to payment of any accrued and unpaid wages, and accrued and unused vacation, in accordance with applicable law:

(i)      a cash payment equal to the number of Severance Months (as defined in Section 4(b)) times such Eligible Officer’s monthly base salary in effect on the Termination Date (but before giving effect to any reduction in base salary that constituted Good Reason for the Eligible Officer’s termination of employment), paid in a lump sum within 10 business days following the effectiveness of the Release; provided that if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(ii)      so long as the Eligible Officer timely elects (and remains eligible for) health benefits continuation pursuant to COBRA, payment by the Company of the Eligible Officer’s applicable premiums (including spouse or family coverage if the Eligible Officer had such coverage on the Termination Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the number of Severance Months following the Termination Date, and (b) the date on which the Eligible Officer and his or her covered dependents, if any, become eligible for health insurance coverage through another employer.

(iii)      Accelerated vesting, effective on the effective date of the Release, by the number of Severance Months of all outstanding Company stock options, restricted stock, RSUs or other equity-based awards (collectively, “Equity Awards”) held by the Eligible Officer as of the Termination Date.

(iv)      If the Eligible Officer is classified as a Group A or B Participant on Schedule A (as amended from time to time), a cash payment equal to the number of Severance Months times the Eligible Officer’s monthly target bonus determined as if all performance targets had been met at the target level, within 10 business days following the effectiveness of the Release; provided that if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(b)      For purposes of this Plan, the number of “Severance Months” shall be 12 for a Group B Participant or a Group C Participant or shall be 15 for a Group A Participant. To the extent any Eligible Officer receives a different number of Severance Months, such number shall be set forth in a notice in writing from the Company to such Eligible Officer.

Section 5. Change of Control Severance Benefits. In the event that an Eligible Officer incurs a Separation from Service by reason of an Involuntary Termination within three months prior to, or during the one-year period following, a Change of Control (a “Change of Control Period”), the Eligible Officer shall be entitled to the following benefits (subject to the terms and conditions of this Plan) in addition to the Severance Benefits set forth in Section 4:

(a)      In lieu of partial accelerated vesting under Section 4(a)(iii), all of the Eligible Officer’s Equity Awards shall become fully vested as of the effective date of the Release; provided that to the extent the Eligible Officer’s unvested Equity Awards were forfeited on the

Termination Date and so may not be accelerated, the Eligible Officer shall instead receive a cash payment, within 10 business days following such Change of Control, with respect to each such forfeited Equity Award equal to the excess, if any, of the fair market value (which, if the Company’s stock is publicly traded, shall be based on the closing price of the Company’s stock on the trading day immediately preceding the date of the Change of Control) minus any exercise price or purchase price of such Equity Award, multiplied by the number of shares subject to such forfeited Equity Award.

Section 6. Involuntary Termination Definition. For purposes of this Plan:

(i)      “Involuntary Termination” means any termination of the Eligible Officer’s employment with the Company (or its successor) (i) by the Company (or its successor) for any reason other than Cause or (ii) by the Eligible Officer with Good Reason; provided that, for the avoidance of doubt, an Eligible Officer’s death or termination due to Disability (as defined in the Company’s 2011 Equity Incentive Plan) shall not be an Involuntary Termination.

(ii)      “Cause” means the occurrence of any of the following: (a) any material act of fraud or embezzlement by the Eligible Officer in connection with the Eligible Officer’s responsibilities as an employee; (b) intentional and material falsification of any employment or Company records, (c) improper disclosure of the Company’s confidential or proprietary information or material breach of any confidentiality or assignment and invention agreement with the Company; (d) any act of gross misconduct that has or is reasonably expected to have a material detrimental effect on the Company’s reputation or business; (e) consistent or gross inattention, as documented in writing by the Company’s Board of Directors on an ongoing basis, to the essential functions of the position; or (f) the Eligible Officer’s being convicted of a felony.

(iii)      “Good Reason” means the Eligible Officer’s resignation from employment within 90 days after the occurrence of one of the following events without the Eligible Officer’s express written consent; provided, however, that the Eligible Officer must provide written notice to the Company within 60 days after the initial occurrence of the event allegedly constituting Good Reason, and the Company shall have 30 days after such notice is given to cure: (i) a material reduction in duties or responsibilities, or, for a Group A Participant, a reduction in title; (ii) a material reduction in the Eligible Officer’s then-current base salary; provided that prior to a Change of Control Period, an across-the-board reduction in salary level of all other executive officers as part of a general salary reduction shall not constitute “Good Reason”; (iii) a material breach by the Company of any material provision of any agreement with the Eligible Officer, (iv) the failure of a successor of the Company to assume this Plan by operation of law or by contract, or (v) the relocation of Executive’s principal place of employment by more than 40 miles.

Section 7. Tax Provisions.

(a)      Withholding Taxes. The Company may withhold from any amounts payable under this Plan such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)      Section 409A.

(i)      This Plan and the payments and benefits hereunder are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations, rulings and other guidance issued thereunder, all as amended and in effect from time to time (“Section 409A”), described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible.

(ii)      To the extent Section 409A is applicable to this Plan, this Plan is intended to comply with Section 409A. Without limiting the generality of the foregoing, if on the date of termination of employment Employee is a “specified employee” within the meaning of Section 409A as determined in accordance with the Company’s procedures for making such determination, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Plan during the six-month period immediately following the Termination Date shall instead be paid on the first business day after the date that is six months following the Termination Date.

(iii)      All references herein to “Termination Date”, “Separation from Service” or “termination of employment” shall mean separation from service as an employee within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

(iv)      The Company makes no representation or warranty and shall have no liability to the Eligible Officer or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(v)      Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which such Eligible Officer incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(c)      Section 280G Contingent Cutback. In the event that the severance and other benefits provided for in this Plan or otherwise payable to an Eligible Officer (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other benefits shall be payable either (i) in full or (ii) as to such lesser amount that would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by such Eligible Officer on an after-tax basis, of the greatest amount of severance benefits under this Plan or otherwise, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. To the extent any of such severance benefits are “deferred compensation” within the meaning of Section 409A of the Code, any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (x) equity-based compensation subject to Section 409A of the Code as deferred compensation and (y) equity-based compensation not subject to Section 409A of the Code; provided that reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits that are subject to Section 409A of the Code and benefits that are exempt from Section 409A of the Code. Unless the Company and such Eligible Officer otherwise agree in writing, any determination required under this provision shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon such Eligible Officer and the Company for all purposes. For purposes of making the calculations required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and such Eligible Officer shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.

Section 8. Miscellaneous.

(a)      Entire Agreement; No Duplication of Benefits. Any amounts payable hereunder shall be reduced by any notice under, or payments in lieu of notice under, the WARN Act (or similar state law). Any amounts payable under this Plan shall not be duplicative of any other severance benefits, and to the extent an Eligible Officer has executed an individually negotiated agreement with the Company relating to severance benefits that is in effect on his or her Termination Date, no amounts will be due hereunder unless such Eligible Officer acknowledges and agrees that the severance benefits, if any, provided under this Plan are in lieu of and not in addition to any severance benefits provided under the terms of such individually negotiated agreement.

(b)       No Implied Employment Contract. This Plan is not an employment contract. Nothing in this Plan or any other instrument executed pursuant to this Plan shall confer upon an Eligible Officer any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate an Eligible Officer’s employment at any time for any reason. The Company and the Eligible Officer acknowledge that the Eligible Officer’s employment is and shall continue to be “at-will”, as defined under applicable law, except to the extent otherwise expressly provided in a written agreement between the Eligible Officer and the Company.

(c)       Exclusive Discretion. The Board of Directors, its Compensation Committee or another authorized committee thereof will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan, and its rules, interpretations, computations and other actions will be binding and conclusive on all persons.

(d)       Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Eligible Officer, mailed notices shall be addressed to him or her at the home address or facsimile number shown on the Company’s corporate records, unless a different address or facsimile number is subsequently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel.

(e)       No Waiver. The failure of a party to insist upon strict adherence to any term of this Plan on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Plan.

(f)       Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby. The parties intend to give the terms of this Plan the fullest force and effect so that if any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.

(g)       Successors. The Company shall have the right to assign its rights and obligations under this Plan to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Plan shall inure to the benefit and shall be binding upon the successors and assigns of the Company. An Eligible Officer shall not have any right to assign his or her obligations under this Plan and shall only be entitled to assign his or her rights under this Plan upon his or her death, solely to the extent permitted by this Plan, or as otherwise agreed to by the Company.

(h)      Creditor Status of Eligible Officers. In the event that any Eligible Officer acquires a right to receive payments from the Company under the Plan such right shall be no greater than the right of any unsecured general creditor of the Company.

(i)      Governing Law. This Plan is intended to be governed by and will be construed in accordance with the laws of the State of California.

SCHEDULE A

ELIGIBLE OFFICERS COVERED BY THE PLAN

(as of March 9, 2011)

Group A Participants:

Chief Executive Officer

Group B Participants:

President

Chief Technology Officer

Chief Financial Officer

Executive Vice President, Research and Development

Group C Participants:

General Counsel

EXHIBIT A

RELEASE AGREEMENT

(To be signed on or after the Termination Date)

I understand that my employment with Solazyme, Inc. (the “Company”) terminated effective [date]. The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will provide certain severance benefits (minus the required withholdings and deductions) pursuant to the terms of the Executive Severance and Change of Control Plan effective March 9, 2011 (the “Severance Plan”). I understand that I am not entitled to such severance benefits unless I sign this Release, and it becomes fully effective.

I understand that this Release, together with the Severance Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein.

I hereby confirm my obligations under my Proprietary Information and Inventions Agreement with the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

In exchange for the consideration provided to me by the Severance Plan that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Nothing in this Release shall prevent me from challenging this Release by filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or

the California Department of Fair Employment and Housing, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any challenge to my Release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

I accept and agree to the terms and conditions stated above:

Date	Name:

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